Exhibit 24

POWER OF ATTORNEY


   WHEREAS, each individual, entity, or group of entities, set forth in Exhibit A hereto (each, a "Grantor") has appointed Stephanie J. Brown with full power of substitution, for the Grantor and in her or its name, to notify companies and to sign such notices, filings or amendments thereto, in respect of interests in shares held, directly or beneficially, by the Grantor, pursuant to the laws and regulations of countries and other jurisdictions within the U.S. and other jurisdictions within North America, Central America, South America, Bermuda, and the Caribbean (collectively, the "Applicable Countries"), as shall from time to time be applicable to the Grantor.

   NOW, THEREFORE, the undersigned hereby constitutes and appoints Richard Bourgelas as her substitute, to have all the powers of the undersigned regarding filings required with respect to each Grantor by the laws and regulations within the Applicable Countries.

   The Power of Attorney granted herein shall remain in full force and effect only for such time as the undersigned shall continue to be an officer of Fidelity Management & Research Company LLC, provided that, notwithstanding the foregoing, this Power of Attorney may be revoked in whole or in part at any time by the undersigned in writing.

By /s/ Stephanie J. Brown
Stephanie J. Brown
Chief Compliance Officer of Fidelity Management & Research Company LLC



Dated: April 13, 2026

Exhibit A

1. Fidelity Investments Canada ULC
2. FIL Limited and each of its direct and indirect subsidiaries
3. Pandanus Associates, Inc. and Pandanus Partners L.P.
4. Eight Roads Management Limited, Eight Roads Holdings L.P., and Eight Roads Investments